EXHIBIT 10.1
                                                                    ------------

                SERIES 2006-A PREFERRED STOCK PURCHASE AGREEMENT


         This Series 2006-A Preferred Stock Purchase Agreement (this "Agreement") is made as of June 1, 2006, by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), and the investors listed on the Schedule of Investors attached hereto (the "Investors").

                                    RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of twenty-five thousand (25,000) shares of its Series 2006-A Preferred Stock (the "2006-A Shares");

         WHEREAS, the Investors desire to purchase the 2006-A Shares on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to issue and sell the 2006-A Shares to the Investors on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
               PURCHASE AND SALE OF SERIES 2006-A PREFERRED STOCK

         1.1 Purchase and Sale of Series 2006-A Preferred. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor agrees to purchase, and the Company agrees to sell and issue to each Investor at a price per share of One Hundred Dollars ($100.00), the number of 2006-A Shares opposite each Investor's name for the aggregate purchase price set forth on the Schedule of Investors attached hereto.

         1.2 Conversion Price. The conversion price of the 2006-A Shares will be based on the Average Market Price (as defined in the Certificate of Designation for the 2006-A Shares) of the Corporation's Common Stock for the twenty (20) trading days ending on the trading date immediately preceding the Closing Date.

                                    SECTION 2
                                     CLOSING

         2.1 Closing. The purchase and sale of the 2006-A Shares (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement (the "Closing Date").
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         2.2 Delivery. At the Closing, the Company shall deliver to each
Investor certificates representing the 2006-A Shares that such Investor is purchasing against payment of the purchase price therefor by check or wire transfer.

                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investors as of the date hereof as follows:

         3.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition.

         3.2 Corporate Power. The Company has all requisite legal and corporate power and authority to (a) execute and deliver this Agreement and the Third Amendment to that certain Investor Rights Agreement dated as of February 28, 2001, as amended by that certain First Amendment to Investor Rights Agreement dated as of August 2, 2002 and that certain Second Amendment to the Investor rights Agreement dated February 5, 2003 among the Company, the Investors, Margaret A. Gilliam, William E. Haslam and Clark J. Hinkley, attached hereto as Exhibit B (the "Third IRA Amendment"; such Investor Rights Agreement, as so amended, is referred to herein as the "Investor Rights Agreement"), (b) sell and issue the 2006-A Shares hereunder, (c) issue the additional 2006-A Shares to be issued in satisfaction of dividends on the 2006-A Shares ("Dividend Stock"), (d) issue the Common Stock (as herinafter defined) issuable upon conversion of the 2006-A Shares (the "Underlying Common Stock"), and (e) carry out and perform its obligations under the terms of this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby.

         3.3 Capitalization and Voting Rights. The authorized capital stock of the Company consists of 25,000,000 shares of common stock, $0.01 par value (the "Common Stock"), of which 6,223,508 shares (excluding 205 shares held in treasury) are issued and outstanding, and 1,000,000 shares of Preferred Stock, $0.01 par value, 500,000 shares of which are presently designated as Amended Series 2001-A Preferred Stock (the "Amended Series 2001-A Preferred"), 300,000 shares of which are presently designated as Series 2002-A Preferred Stock (the "Series 2002-A Preferred"), 100,000 shares of which are presently designated as series 2003-A Preferred Stock (the "Series 2003-A Preferred") and 100,000 shares of which are presently designated as Series 2006-A Preferred Stock (the "Series 2006-A Preferred"). There are currently 341,296 shares of Amended Series 2001-A Preferred, 227,372 shares of Series 2002-A Preferred, and 55,673 shares of Series 2003-A Preferred issued and outstanding. There are 20,000 shares and 30,000 shares of Series 2003-A Preferred and Series 2006-A Preferred, respectively, reserved for issuance upon exercise of options granted to RonHow, LLC to convert certain loan participations into such shares. None of the shares of Series 2006-A Preferred are

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

currently issued and outstanding, but at the Closing, 25,000 shares of Series 2006-A Preferred will be issued and sold to the Investors as provided in Section
1.2 hereof. All issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities law. The Company has reserved all of its authorized but unissued shares of Common Stock (other than shares reserved for issuance under the 2002 Performance and Equity Incentive
Plan) for issuance as Underlying Common Stock and has reserved the balance of the authorized shares of each series of Preferred Stock for issuance as Dividend Stock on the respective series. The Series 2006-A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation creating such Series 2006-A Preferred and the Investor Rights Agreement.

         3.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Investor Rights Agreement by the Company, the authorization, sale, issuance (or reservation for issuance) and delivery of the 2006-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto and the performance of all of the Company's obligations hereunder and under the Investor Rights Agreement has been taken prior to or will be taken at the Closing. This Agreement and the Investor Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.5 Valid Issuance of Stock. The 2006-A Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The Dividend Stock and the Underlying Common Stock with respect to the 2006-A Shares have been duly and validly reserved and, when issued in compliance with the provisions of the Amendments, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The 2006-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto will be free and clear of any liens or encumbrances upon issuance; provided, however, that the 2006-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto may be subject to restrictions on transfer under applicable state and/or federal securities laws and under the Investor Rights Agreement. Except as set forth in the Investor Rights Agreement and subject to restrictions on transfer under applicable state and/or federal securities laws, the 2006-A Shares are not subject to any preemptive rights, rights of first refusal or restrictions on transfer.

         3.6 Offering. Subject to the accuracy of the representations of the Investors set forth in Section 4 below, the Company has complied and will comply with all applicable United States federal and state securities laws in connection with the offer, issuance and sale of the 2006-A Shares in connection with this Agreement. The Company has not, either directly or through any agent, offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any person so as thereby to require that the offer or sale of the 2006-A Shares be registered pursuant to the provisions of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Subject to the accuracy of the representations of the Investors set forth in Section 4 below, the offer, sale and issuance of the 2006-A Shares (and of the Dividend Stock and the Underlying Common Stock with respect thereto) in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws.

         3.7 Registration Rights and Voting. Except as provided in the Investor Rights Agreement, the Company is not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued. To the Company's knowledge, except for the Voting Agreement last amended in connection with the issuance of the Amended Series 2001-A Preferred and the Series 2002-A Preferred, no shareholder of the Company is a party to any agreement with respect to the voting of the Company's securities.

         3.8 Takeover Status. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws or applicable stock exchange rules or regulations, including, without limitation, Sections 1145 through 1155 of the Oklahoma General Corporation Act, is applicable to the transactions contemplated hereby.

         3.9 Governmental Consents. No consent, approval, qualification or authorization of registration, designation, declaration or filing with any local, state or federal governmental authority on the part of the Company is required in connection with the valid execution, delivery or performance of this Agreement or the Investor Rights Agreement, or the offer, sale or issuance of the 2006-A Shares or the Dividend Stock or the Underlying Common Stock with respect thereto, or the consummation of any transaction contemplated hereby, except such additional filings as will be made by the Company to comply with applicable state and federal securities laws and rules of the American Stock Exchange, and with applicable general corporation laws of the various states.

                                    SECTION 4
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each Investor, severally and not jointly, represents and warrants to the Company as follows:

         4.1 Investment Experience. The Investor is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Investor is able to bear the economic risk of losing its entire investment in the Company, which is not disproportionate to the Investor's net worth.

         4.2 Investment. The Investor is acquiring the 2006-A Shares for investment for the Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the 2006-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto have not been, and will not be when issued, registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and such state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

         4.3 Rule 144. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three (3) month period not exceeding specified limitations.

         4.4 Access to Information. The Investor has had an opportunity to discuss the Company's management, business plan and financial condition with the Company's management. The Investor understands that a purchase of the 2006-A Shares involves a high degree of risk, and there can be no assurance that the Company's business objectives will be obtained.

         4.5 Authorization. The Investor has all requisite legal power and authority to execute and deliver this Agreement and the Third IRA Amendment and to carry out and perform its obligations under the terms of this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby. This Agreement and the Third IRA Amendment, when executed and delivered by the Investor, will each constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.6 Legends. It is understood that each certificate representing the 2006-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto shall bear a legend to the following effect:

             THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM.

                                    SECTION 5
               CONDITIONS OF THE INVESTORS' OBLIGATIONS AT CLOSING

         The obligations of the Investors under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         5.1 Securities Law Compliance. The Company shall have complied with, and the offer and sale of the 2006-A Shares shall be exempt under, all applicable federal and state securities laws.

         5.2 Proceedings Satisfactory. All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory to the Investors, in the reasonable exercise of the judgment of the Investors.

         5.3 Consents and Waivers. The Company shall have obtained any and all consents (including the consent of the holders of the Amended Series 2001-A Preferred, the Series 2002-A Preferred, the Series 2003-A Preferred and all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Third IRA Amendment), permits and waivers (including the waiver by the holders of the Amended Series 2001-A Preferred, the Series 2002-A Preferred and the Series 2003-A Preferred of any preemptive rights such holders may have by virtue of their ownership of such shares) necessary or appropriate for consummation of the transactions contemplated by this Agreement, other than any such consents, permits or waivers as to which the failure to obtain would not have a material adverse effect on the Company or the transactions contemplated by this Agreement, and the same shall be effective as of the Closing Date and not rescinded.

         5.4 Third IRA Amendment. The Company and the Investors shall have entered into the Third IRA Amendment.

         5.5 Exchange Notifications. The Company shall have given all appropriate notifications to the American Stock Exchange, and all applicable waiting periods shall have lapsed or other requirements of the American Stock Exchange shall have been satisfied, in order to permit the transactions contemplated by this Agreement and the continued listing of the Common Stock.

         5.6 Diligence. The Investors shall have completed all due diligence to their satisfaction.

                                    SECTION 6
               CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

         The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         6.1 Securities Law Compliance. The offer and sale of the 2006-A Shares pursuant to this Agreement shall be exempt under all applicable federal and state securities laws as necessary to offer and sell the 2006-A Shares to the Investors.

         6.2 Consents and Waivers. The Company shall have obtained any and all consents (including the consent of the holders of the Amended Series 2001-A Preferred, the Series 2002-A Preferred, the Series 2003-A Preferred and all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Third IRA Amendment), permits and waivers (including the waiver by the holders of the Amended Series 2001-A Preferred, the Series 2002-A Preferred and the Series 2003-A Preferred of any preemptive rights such holders may have by virtue of their ownership of such shares) necessary or appropriate for consummation of the transactions contemplated by this Agreement, other than any such consents, permits or waivers as to which the failure to obtain would not have a material adverse effect on the Company or the transactions contemplated by this Agreement, and the same shall be effective as of the Closing Date and not rescinded.

         6.3 Third IRA Amendment. The Company and the Investors shall have entered into the Third IRA Amendment.

         6.4 Exchange. All applicable waiting periods, if any, under the rules of the American Stock Exchange shall have lapsed or other requirements of the American Stock Exchange shall have been satisfied as necessary in order to permit the transactions contemplated by this Agreement and the continued listing of the Common Stock.

                                    SECTION 7
                      POST-CLOSING COVENANTS OF THE COMPANY

         7.1 Securities Laws Compliance. The Company shall make in a timely manner any filings required by the securities or blue sky laws of any applicable jurisdiction.

         7.2 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares (i) such number of shares of Series 2006-A Preferred as shall from time to time to be sufficient to permit the payment of dividends on the Series 2006-A Preferred in Dividend Stock, and (ii) such number of shares of Underlying Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 2006-A Preferred; and if at any time the number of authorized but unissued shares of Series 2006-A Preferred or Common Stock shall not be sufficient to effect the payment of dividends or conversion of all then outstanding shares of the Series 2006-A Preferred, in addition to such other remedies as shall be available to the holder of such Series 2006-A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.

         7.3 Other Information. So long as the Investors or their affiliates hold any 2006-A Shares, the Company will provide, and will cause its accountants and other representatives at the Company's expense to provide, any information and consents regarding the Company that the Investors need to fulfill their respective obligations under applicable federal and state securities laws.

         7.4 Shareholder Approval. The Company agrees to submit the conversion terms of the 2006-A Shares to its shareholders for approval at its 2007 annual meeting or prior thereto in the event of any attempted conversion of 2006-A Shares which, separately or in the aggregate with other conversions of 2006-A Shares, would result in the Company issuing shares of Common Stock in conversion of Series 2006-A Preferred in an amount equal to or in excess of twenty percent (20%) of the amount of Common Stock then outstanding.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 Good Faith; Cooperation; Further Assurances. The parties will in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause

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

the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties will cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement. Each party will at the Closing and from time to time after the Closing, deliver to the other such further instruments necessary or desirable, in the reasonable opinion of the requesting party and at the expense of the requesting party, to consummate or document the transactions contemplated by this Agreement.

         8.2 Entire Agreement; Successors and Assigns. This Agreement and the exhibits hereto and the Investor Rights Agreement constitute the entire agreement between the Company and the Investors relative to the subject matter hereof and supersede any previous agreement between the Company and the Investors regarding such subject matter. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

         8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

         8.4 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         8.5 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         8.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by overnight courier, or telecopy (with confirmation of receipt), or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed:

                     if to the Company:       Harold's Stores, Inc.
                                              765 Asp
                                              Norman, Oklahoma  73070
                                              Attn:  Chief Financial Officer
                                              Facsimile:  (405) 366-2538

                     with copy to:            Michael M. Stewart
                                              Crowe & Dunlevy, P.C.
                                              20 North Broadway
                                              Oklahoma City, Oklahoma  73102
                                              Facsimile:  (405) 272-5238

and if to the Investors, to the respective Investor's address as set forth on the Schedule of Investors, or at or at such other address as the parties may designate by written notice to the other parties, with a copy to:

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

                                              Sutherland Asbill & Brennan LLP
                                              999 Peachtree Street, N.E.
                                              Atlanta, Georgia  30309
                                              Attn:  Robert J. Pile
                                              Facsimile:  (404) 853-8806

                                              and

                                              Robert L. Anderson, President
                                              Ronus, Inc.
                                              3290 Northside Parkway, Suite 225
                                              Atlanta, Georgia  30327
                                              Facsimile:  (678) 553-3911

         8.7 Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive for a period of one (1) year from the date of the Closing.

         8.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and by persons holding not less than two-thirds of the aggregate of (a) the then outstanding 2006-A Shares (voting on an as-converted to Common Stock basis) plus (b) the then outstanding shares of Common Stock into which the 2006-A Shares have been converted, other than shares of Common Stock that have been sold to the public.

         8.9 Finders' Fees. The Company and the Investors will indemnify each other against all liabilities incurred by one party with respect to claims related to investment banking or finders' fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

         8.10 Expenses. The Company will pay all out-of-pocket fees and expenses (including attorneys' fees) incurred by the Investors in connection with the due diligence, negotiation, documentation, closing, administration and enforcement of the transactions contemplated by this Agreement and the Investor Rights Agreement; provided, however, that the Company shall only pay attorneys' fees incurred by the Investors for the review of the transaction documents by the law firm of Sutherland, Asbill and Brennan, LLP.

                        SIGNATURE PAGE FOLLOWS THIS PAGE.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

"COMPANY"                            Harold's Stores, Inc.

                                     By: /s/ Leonard Snyder
                                         ---------------------------------------
                                         Leonard Snyder, Chief Executive Officer


"INVESTORS"                          Inter-Him, N.V.

                                     By: /s/ Victor Hoogstraal
                                         ---------------------------------------
                                         Victor Hoogstraal


                                         /s/ W. Howard Lester
                                         ---------------------------------------
                                         W. Howard Lester


















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                              SCHEDULE OF INVESTORS
                              ---------------------

                                            Number of              Aggregate
   Investor Name and Address              2006-A Shares          Purchase Price
   -------------------------              -------------          --------------

INTER-HIM, N.V.                               12,500               $ 1,250,000
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn:  Mr. Victor Hoogstraal
Facsimile:  +41 56 483 0389

W. Howard Lester                              12,500               $ 1,250,000
3250 Van Ness Avenue
San Francisco, California  94109
Facsimile:  (415) 616-8359

                   TOTAL:                     50,000               $ 2,500,000